Exhibit 4.125

Loan Agreement

This agreement was made in ____ by and between:

Lender:                    (hereinafter referred to as the “Lender”)

Registered address:

Borrower:

Registered address:

Business license number:

The Parties, on the basis of equality, willingness and friendly negotiations, agreed as follows with respect to the Lender extending loans to the Borrower:

Article 1	Loan terms

1.	Loan

The Lender agrees to extend loan (hereinafter referred to as the “Loan”) to the Borrower, with aggregate principal being RMB ____ (hereinafter referred to as the “Loan Amount”).Term of the loan shall be one year as of the withdrawal date. If the loan is extended by installments, the date of loan shall be commenced from the last withdrawal date.

2.	Withdrawal

The Parties agree that the Lender has the right to singly or partially extend the loan to the following Borrower’s bank account within ____ business days after this agreement is executed and the Lender receives the contract for specific project from the Borrower (the Borrower shall notify the Lender of any change in account information in writing three business days prior to payment):

Borrower’s account information:

Borrower’s account:

Account number:

Opening bank:

3.	Interest

Interest on the loan the Lender extends to the Borrower shall be calculated at 7% p.a. Interest shall be paid not later than repayment of the principal.

4.	Use

The Parties understand and agree that the loan of the Borrower hereunder shall be only used for the ____ project. The loan is extended for designated use, and Party A has the right to supervise allocation and use of loan funds, and Party B shall not use the loan funds for any other purpose without written consent of Party A.

5.	Payment of cost

The Borrower shall bear taxes and duties in connection with the loan, excluding income tax payable by the Lender itself.

6.	Repayment

(1)                   The Borrower shall fully repay the Lender principal and interests on and before the due date.

(2)                   The Lender may negotiate with the Borrower so as to repay all or partial loans in advance provided that funds are available in the Borrower’s bank account.

(3)                   If the Borrower fails to fully repay principal and interest within the term of loan, the Borrower shall pay the Lender the penalty interest equal to 3.8‰ of due but unpaid amount per overdue day.

(4)                   The Borrower shall repay the Lender the loan and interests hereunder to the following bank account (the Lender shall notify the Borrower of any change in account information in writing three business days prior to payment):

Lender’s account:

Account number:

Opening bank:

7.	Breach of agreement

The Parties understand and agree that the following events shall be deemed as material breach of agreement on part of the Borrower:

(1)                   The Borrower fails to repay due principal and/or interest of the loan hereunder, or any other penalty or expense payable, and fails to make remittance within three (3) days upon receipt of written notice from the Lender.

(2)                   The Borrower fails to use the loan for the agreed purpose, and fails to rectify such use within three (3) days upon receipt of written notice from the Lender.

8.	Penalty and/or expense

In addition to repayment of the principal and interest, and penalty interest hereunder, the Parties understand and agree that the Lender has the right to require the Borrower to make payment equal to all costs and expenses as a result of breach of agreement on part of the Borrower, if the Borrower fails to pay any payable amount and any the said breach occurs. Such costs and expenses shall include but not be limited to overdrawn fee, attorney fee, litigation expense, attachment expense, and enforcement expense.

9.	Termination

The Parties may early terminate this agreement through negotiations, in which case all unpaid amounts and any payable interest, and any other amounts the Borrower shall pay the Lender, shall become due and payable with immediate effects.

10.	Extension

The Parties may extend this agreement through negotiations based on actual progress of the project, and exact terms of such extension shall be agreed by the Parties in writing.

Article 2	Undertaking of Borrower

1.     The Borrower has full capacity for civil conduct, and has the authority to execute this agreement. Execution of this agreement by the Borrower does not violate any legal or binding obligation. This agreement, after being executed, immediately constitutes an obligation binding upon the Borrower.

2.     The Borrower shall promptly notify the Lender in writing of any interim progress made in the ____ project designated for the loan, including but not limited to formal signing of contract, payment and receipt of funds, formal announcement of the project, and completion of the project.

3.     The Borrower shall notify the Lender of any incurred, potential or threatened litigation, arbitration, or administrative proceeding in which the Borrower may be involved.

Article 3	Confidentiality

1.     Each Party shall keep this agreement in strict confidence, and without prior written consent of the other Party, shall not disclose to any third party, otherwise the disclosing party shall be liable to the other Party for consequential loss.

2.     This confidentiality shall permanently survive within the term of and from termination of this agreement.

Article 4	Miscellaneous

1.	Entire agreement

(1)                   This agreement shall constitute entire agreement by and between the Parties with respect to the transaction contemplated hereunder, and supersede prior oral or written opinions the Parties entered into with respect to the said transaction.

(2)                   This agreement is severable, and invalidity or unenforceability of any provision hereof shall not influence validity and enforceability of the remaining provisions hereof.

2.	Effectiveness

This agreement shall become effective as of the signing date.

3.	Governing law

Formation, effectiveness, construction, performance, modification and termination of this agreement and any dispute arising out of this agreement shall be governed by laws of the People’s Republic of China.

4.	Amendment

This agreement shall not be added or modified unless being agreed by the Parties in writing.

5.	Notice

(1)                   Any notice hereunder shall be delivered to the other Party in writing by registered mail at the following address.

(2)                   Any notice delivered by registered mail shall be deemed be given on the next business day after the date of posting.

Lender:

Address:

Borrower:

Address:

6.	Settlement of dispute

Any dispute and controversy arising out of performance and construction of this agreement shall be settled firstly through friendly negotiations. If negotiations fail, either Party may bring such dispute to the People’s Court in ____ for settlement through litigation.

7.	Counterpart

This agreement is made in triplicate, with the Lender holding two copies, and the Borrower holding one copy, each of which shall have the same legal effects.

(Page of execution below, intentionally left blank)

Lender:

(Seal)

Borrower:

(Signature & seal)